Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-126424 of American Ecology Corporation on Form S-3 and in Registration Statement Nos. 333-68868, 333-93105, 333-140419, and 333-69863 on Forms S-8 of American Ecology Corporation of our report dated February 25, 2009, relating to the financial statements and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of American Ecology Corporation for the year ended December 31, 2008.

/s/ Moss Adams LLP

Portland, Oregon
February 25, 2009